Exhibit 10.1
Execution Version
Published CUSIP Number:

$100,000,000
TERM LOAN CREDIT AGREEMENT
Dated as of April 18, 2008
among
IDEX CORPORATION,
as the Company,
BANK OF AMERICA, N.A.,
as Administrative Agent,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, N.A.,
each as a Documentation Agent
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC
as Lead Arranger and Sole Book Manager

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES	37
5.01	Corporate Existence and Power	37
5.02	Corporate Authorization; No Contravention	37
5.03	Governmental Authorization	37
5.04	Binding Effect	37
5.05	Litigation	38
5.06	No Default	38
5.07	ERISA Compliance	38
5.08	Use of Proceeds; Margin Regulations	39
5.09	Title to Properties	39
5.10	Taxes	39
5.11	Financial Condition	39
5.12	Environmental Matters	40
5.13	Regulated Entities	40
5.14	Subsidiaries	40
5.15	Insurance	40
5.16	Swap Obligations	40
5.17	OFAC	40
5.18	Full Disclosure	41

ARTICLE VI	AFFIRMATIVE COVENANTS	41
6.01	Financial Statements	41
6.02	Certificates; Other Information	42
6.03	Notices	43
6.04	Preservation of Corporate Existence, Etc	43
6.05	Maintenance of Property	44
6.06	Insurance	44
6.07	Payment of Tax Obligations	44
6.08	Compliance with Laws	44
6.09	Compliance with ERISA	44
6.10	Inspection of Property and Books and Records	44
6.11	Environmental Laws	45
6.12	Use of Proceeds	45

ARTICLE VII	NEGATIVE AND FINANCIAL COVENANTS	45
7.01	Limitation on Liens	45
7.02	Disposition of Assets	47
7.03	Consolidations and Mergers	48
7.04	Loans and Investments	48
7.05	Limitation on Indebtedness	49
7.06	Transactions with Affiliates	50
7.07	Contingent Obligations	51
7.08	Restricted Payments	51
7.09	ERISA	52
7.10	Change in Business	52
7.11	Accounting Changes	52
7.12	Modifications, etc. of Subordinated Debt and Related Documents	52

7.13	Sale-Leasebacks	52
7.14	No Negative Pledges; Subsidiary Payments	52
7.15	Financial Covenants	53

ARTICLE VIII	EVENTS OF DEFAULT	53
8.01	Event of Default	53
8.02	Remedies Upon Event of Default	55
8.03	Application of Funds	55

ARTICLE IX	THE AGENT	56
9.01	Appointment and Authority	56
9.02	Rights as a Lender	56
9.03	Exculpatory Provisions	56
9.04	Reliance by Administrative Agent	57
9.05	Delegation of Duties	58
9.06	Resignation of Administrative Agent	58
9.07	Non-Reliance on Administrative Agent and Other Lenders	58
9.08	No Other Duties, Etc.	59

ARTICLE X	MISCELLANEOUS	59
10.01	Amendments, Etc	59
10.02	Notices; Effectiveness; Electronic Communication	60
10.03	No Waiver; Cumulative Remedies	61
10.04	Expenses; Indemnity; Damage Waiver	61
10.05	Payments Set Aside	63
10.06	Successors and Assigns	63
10.07	Treatment of Certain Information; Confidentiality	66
10.08	Right of Setoff	67
10.09	Interest Rate Limitation	67
10.10	Counterparts; Integration; Effectiveness	68
10.11	Survival of Representations and Warranties	68
10.12	Severability	68
10.13	Replacement of Lenders	68
10.14	Governing Law; Jurisdiction; Etc.	69
10.15	Waiver of Jury Trial	70
10.16	USA PATRIOT Act Notice	70
10.17	Entire Agreement	70

SCHEDULES

Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.05	Litigation
Schedule 5.07	ERISA Matters
Schedule 5.11	Permitted Liabilities
Schedule 5.12	Environmental Matters
Schedule 5.14	Subsidiaries and Minority Interests
Schedule 5.15	Insurance Matters
Schedule 7.01	Permitted Liens
Schedule 7.04	Permitted Investments
Schedule 7.05	Permitted Indebtedness
Schedule 7.07	Contingent Obligations
Schedule 10.02	Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A	Form of Loan Notice
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption

TERM LOAN CREDIT AGREEMENT
     This TERM LOAN CREDIT AGREEMENT is entered into as of April 18, 2008 among IDEX CORPORATION, a Delaware corporation (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
     The Company has requested that the Lenders provide a term loan facility and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
     “Accounts Receivable” means presently existing and hereafter arising or acquired accounts receivable, general intangibles, choses in action and other forms of obligations and receivables relating in any way to Inventory or arising from the sale of Inventory or the rendering of services or howsoever otherwise arising, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations, (d) all interests of the Receivables Subsidiary under the documents evidencing a Permitted Receivables Purchase Facility and any permitted performance guaranty given in connection therewith, and (e) all records relating to any of the foregoing and all proceeds and products of any of the foregoing.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person or (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Term Loan Credit Agreement as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Credit Facility represented by (a) on or prior to the Closing Date, such Lender’s Commitment at such time and (b) thereafter, the principal amount of such Lender’s Loan at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing	Debt Ratings	Eurocurrency	Base Rate
Level	S&P/Moody's/Fitch	Rate +	+

1	A/A2/A or better	45.0	0
2	A-/A3/A-	50.0	0
3	BBB+/Baa1/BBB+	60.0	0
4	BBB/Baa2/BBB	80.0	0
5	BBB-/Baa3/BBB- or worse	100.0	0
     “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s and Fitch (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided, that, if the Debt Ratings fall within different levels: (a) if only two Rating Agencies provide a rating, (i) if one rating is one level higher than the other rating, the Applicable Rate will be based on the higher Debt Rating (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) and (ii) otherwise, the Applicable Rate will be based on the rating that is one level lower than the higher rating and (b) otherwise, (i) if two of the Debt Ratings are at the same level, the Applicable Rate will be based on such level and (ii) if each of the three ratings fall within different levels, then the Applicable Rate will be based on the Debt Rating that is in between the highest and lowest rating.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to Section 4.01(f)(iv). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, without duplication, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Off Balance Sheet Obligation which is a lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Permitted Receivables Purchase Facility, the amount of Receivables Facility Attributed Indebtedness and (d) in respect of any other Off Balance Sheet Obligation, the amount of such Obligations which would reasonably be expected to be characterized as indebtedness upon the insolvency or bankruptcy of such Person.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrowing” means a borrowing consisting of a simultaneous Loan made by the Lenders pursuant to Section 2.01(a) or Section 2.15.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

     “Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations.”
     “Capital Lease Obligations” means the principal component of all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d promulgated by the SEC under the Exchange Act) of thirty percent (30%) or more of the issued and outstanding shares of the Company’s capital stock having the right to vote for the election of directors of the Company under ordinary circumstances; or (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, and all rules and regulations promulgated thereunder.
     “Commitment” means, as to each Lender, its obligation to make the Loan to the Company pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.
     “Company” has the meaning specified in the introductory paragraph hereto.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Debt” means, as of any date of determination, for the Company and its Subsidiaries, the sum, without duplication, of (a) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (b) Attributable Indebtedness of the Company and its Subsidiaries in respect of Capital Leases, Off Balance Sheet Obligations and a Permitted Receivables Purchase Facility, and (c) all Guaranty Obligations with respect to debt of the types specified in subsections (a) and (b) above of Persons other than the Company or any Subsidiary.

     “Consolidated Interest Expense” means, for any period, the sum, without duplication, of total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP plus the interest component of Off Balance Sheet Obligations. Any calculation of pro forma Consolidated Interest Expense with respect to an Acquisition shall be done on the basis that (A) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed at the beginning of the pro forma period, (B) such Indebtedness was repaid from operating cash flow over the pro forma period at the intervals and in the amounts reasonably projected to be paid in respect of such Indebtedness over the twelve (12) month period immediately following the Acquisition and (C) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition.
     “Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period for any Person, the aggregate of the net income (loss) of such Person for such period, determined in accordance with GAAP on a consolidated basis; provided that the net income (loss) of any other Person which is not a Subsidiary shall be included in the Consolidated Net Income of such Person only to the extent of the amount of cash dividends or distributions paid to such Person or to a consolidated Subsidiary of such Person. There shall be excluded from Consolidated Net Income (a) non-cash extraordinary losses as long as no reserve is required to be established in accordance with GAAP and (b) the excess (but not the deficit), if any, of (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock of a Subsidiary of such Person over (ii) any loss which is not excluded pursuant to subsection (a) above.
     “Consolidated Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.
     “Consolidated Total Assets” means the total assets of the Company and its Subsidiaries determined in accordance with GAAP.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof provided, that if any Guaranty Obligation (i) is limited to an amount less than the obligations guaranteed or supported the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such guaranty is so limited or (ii) is limited to recourse against a particular asset or assets of such Person the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of the Contingent Obligation, (b) in the case of other Contingent Obligations other than in respect of Swap Contracts, be equal to the maximum reasonably anticipated liability in respect thereof, and (c) in the case of Contingent Obligations in respect of Swap Contracts, be equal to the Swap Termination Value.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loan of all Lenders outstanding at such time.
     “Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loan required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disposition” has the meaning specified in Section 7.02.
     “Dollar” and “$” mean lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.
     “EBIT” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum, without duplication, of (a) Consolidated Net Income for such period plus (b) each of the following: (i) all amounts treated as expenses for interest plus (ii) all accrued taxes plus (iii) the interest component with respect to Off Balance Sheet Obligations, in each case to the extent included in the determination of such Consolidated Net Income.
     “EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum, without duplication, of (a) EBIT plus (b) all amounts treated as expenses for depreciation or the amortization of intangibles of any kind to the extent included in the determination of Consolidated Net Income; provided that in the event of the occurrence of any Acquisition or Disposition during such period, EBITDA shall be calculated on a pro forma basis as if such Acquisition or Disposition occurred on the first day of the relevant period such that, in the case of an Acquisition, all income and expense associated with the assets or entity acquired in connection with such Acquisition for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as earned or incurred by the Company over the applicable period and, in the case of a Disposition, all income and expense associated with the assets or entity sold or transferred during such period shall be eliminated over the applicable period.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default under Section 8.01(f) or 8.01(g) has occurred and is continuing, or an Event of Default under Section 8.01(a) has occurred and is continuing for 20 days or more, the Company (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, (x) any assignment to a Person that is not a commercial bank shall not become effective without the consent of the Company if, after giving effect thereto, such Person and its

Affiliates would collectively hold more than 20% of the Total Outstandings, and (y) “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries. The Company’s withholding of consent to an assignment, to the extent its consent is required above, shall not be deemed unreasonable if the assignee is not a commercial bank, savings and loan association or savings bank having a combined capital and surplus of $200,000,000.
     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Eurocurrency Base Rate” has the meaning specified in the definition of “Eurocurrency Rate”.
     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Percentage

Where,
     “Eurocurrency Base Rate” means, for such Interest Period:
     (a) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or
     (b) if such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder, in each case, as amended from time to time.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01(a).
     “Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated as of March 20, 2008, among the Company, the Administrative Agent, and Banc of America Securities LLC.
     “Fitch” means Fitch, Inc. or any successor thereto.
     “Foreign Lender” means any Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.
     “Foreign Subsidiary” means any Subsidiary of the Company that is incorporated under the laws of a jurisdiction other than any State of the U.S., the District of Columbia or any territory, commonwealth or possession of the U.S. and maintains the major portion of its assets outside the U.S.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States, and any Governmental Authority succeeding to any of its principal functions.
     “GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of (a) in the case of any computation pursuant to Section 7.15, the date of this Agreement and (b) in all other cases, the applicable date.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Granting Lender” has the meaning specified in Section 10.06(h).
     “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
     “Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations and Off Balance Sheet Obligations including all Receivables Facility Attributed Indebtedness; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. In addition, the amount of any Indebtedness which is also a Contingent Obligation shall be determined as provided in the definition of “Contingent Obligation.”
     For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or Joint Venture or limited liability company in which such Person is a general partner or a joint venturer or a member, but in any such case, only to the extent any such Indebtedness is recourse to such Person. The amount of any Capital Lease or Off Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnified Person” has the meaning specified in Section 10.04(b).
     “Independent Auditor” has the meaning specified in Section 6.01(a).
     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to Debtor Relief Laws or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under Debtor Relief Laws.
     “Intercompany Indebtedness” means Indebtedness of the Company or any of its Subsidiaries which, in the case of the Company, is owing to any Subsidiary of the Company and which, in the case of any Subsidiary, is owing to the Company or any of the Company’s other Subsidiaries.
     “Interest Coverage Ratio” means, as of any date of determination, the ratio of EBITDA for the period of the four prior fiscal quarters ending on or immediately prior to such date to Consolidated Interest Expense for such period.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan means the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Company in its Loan Notice or nine (9) or twelve (12) months if requested by the Company and consented to by all the Lenders; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Inventory” means, inclusively, all inventory as defined in the Uniform Commercial Code in effect in the State of Illinois from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by the Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in the Company’s or any of its Subsidiaries’ business.
     “Investments” has the meaning specified in Section 7.04.
     “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

     “Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
     “Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of the four fiscal quarters ending on or immediately prior to such date.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), but, in any such case, not including the interest of a lessor under an operating lease which does not constitute Off Balance Sheet Obligations or the interest of a purchaser of Accounts Receivable under any Permitted Receivables Purchase Facility.
     “Loan” means, individually, an extension of credit by a Lender to the Company under Article II and, collectively, all extensions of credit provided by the Lenders under Article II.
     “Loan Documents” means this Agreement, each Note, and the Fee Letter.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of the Loan from one Type to the other or (c) a continuation of a Eurocurrency Rate Loan pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company and its Subsidiaries to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.
     “Material Subsidiary” means, at any time, any Subsidiary having at such time total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of ten percent (10%) of Consolidated Total Assets, based upon the Company’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.
     “Maturity Date” means December 21, 2011; provided that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.16.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
     “Note” means a promissory note made by the Company in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Off Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), or (c) Attributable Indebtedness and other obligations in respect of a Permitted Receivables Purchase Facility. The interest component of Off Balance Sheet Obligations shall mean in the case of a lease, those monetary obligations which would, in accordance with GAAP, be treated as interest if such lease was a Capital Lease, and in all other cases shall be the amount which would be characterized as interest upon the insolvency or bankruptcy of such Person (assuming, for purposes of any Permitted Receivables Purchase Facility, that such sale does not constitute a true sale).
     “Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.
     “Outstanding Amount” means with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Loan occurring on such date.
     “Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Subsidiary” means any Subsidiary of the Company that is a participant in any Permitted Receivables Purchase Facility.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisition” means any Acquisition by the Company or a Subsidiary of the Company if all of the following conditions are met:
     (a) no Default or Event of Default has occurred and is continuing or would result therefrom; and
     (b) the prior, effective written consent or approval of such Acquisition by the board of directors or equivalent governing body of the acquiree is obtained.
     “Permitted Liens” has the meaning specified in Section 7.01.

     “Permitted Receivables Purchase Facility” means any receivables financing program providing for the sale or contribution of Accounts Receivable by the Company and its Participating Subsidiaries directly or indirectly to the Receivables Subsidiary in transactions purporting to be sales (and treated as sales for GAAP purposes), which Receivables Subsidiary shall finance the purchase of such Accounts Receivable by the sale, transfer, conveyance, lien or pledge of such Accounts Receivable to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case, on a basis that does not provide, directly or indirectly, for recourse against the seller of such Accounts Receivable (or against any of such seller’s Affiliates other than the Receivables Subsidiary) by way of a guaranty or any other support arrangement, with respect to the amount of such Accounts Receivable (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels; provided that any such transaction described in the foregoing clause shall be consummated pursuant to documentation in form and substance reasonably satisfactory to Agent, as evidenced by its written approval thereof.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts; provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or an ERISA Affiliate sponsors or maintains or to which the Company or an ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan.
     “Rating Agency” shall mean Moody’s, S & P or Fitch, as applicable.
     “Receivables Facility Attributed Indebtedness” at any time shall mean the aggregate net outstanding amount theretofore paid to the Receivables Subsidiary in respect of the Accounts Receivable sold or transferred by it in connection with a Permitted Receivables Purchase Facility (it being the intent of the parties that the amount of Receivables Facility Attributed Indebtedness at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under such Permitted Receivables Purchase Facility if the same were structured as a secured lending agreement rather than a purchase agreement).
     “Receivables Subsidiary” means IDEX Receivables Corporation and any other special purpose, bankruptcy remote Wholly-Owned Subsidiary of the Company which may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Accounts Receivable in connection with and pursuant to a Permitted Receivables Purchase Facility.
     “Refinancing Indebtedness” means Indebtedness incurred to refinance other Indebtedness as long as such refinancing does not (a) result in an increase in the total principal amount thereof by an amount in excess of accrued interest, call premiums and expenses incurred in connection with such refinancing or (b) create Indebtedness with a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced or shorten the final maturity of the Indebtedness being refinanced; provided that if such Indebtedness being refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer, the chief operating officer, the president, the chief financial officer, the controller or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.
     “Restricted Payment” has the meaning specified in Section 7.08.
     “Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated December 21, 2006 by and among the Company, each lender from time to time party thereto and Bank of America, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.
     “Sanctioned Country” shall mean a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (a) a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or (b)(i) an agency of the government of a Sanctioned Country; (ii) an organization directly or indirectly controlled by a Sanctioned Country; or (iii) a person resident in a Sanctioned Country, in each case to the extent subject to a sanctions program administered by OFAC.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “SPC” has the meaning specified in Section 10.06(h).
     “Subordinated Debt” shall mean all unsecured Indebtedness of the Company for money borrowed which is subordinated in form and substance to the Obligations, and which has terms of payment, covenants and remedies, all satisfactory to the Required Lenders as evidenced by their written approval thereof.
     “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the securities, membership interests or other equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.
     “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
     “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto not attributable to the gross negligence or willful misconduct of the Lender or Administrative Agent, as applicable.
     “Total Outstandings” means the aggregate Outstanding Amount of the Loan.
     “Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
     “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” each means the United States of America.
     “Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the capital stock of each class having ordinary voting power, and one hundred percent (100%) of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Company’s audited financial statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) in the event of any request to negotiate to amend pursuant to this Section, the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Reserved.
     1.05 Reserved.
     1.06 Reserved.
     1.07 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.09 Reserved.
ARTICLE II
THE CREDITS
     2.01 Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in Dollars to the Company on the Closing Date in an amount not to exceed such Lender’s Commitment. Such Borrowing shall consist of the Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentages of the Credit Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. The Loan may be Base Rate Loan or Eurocurrency Rate Loan, as further provided herein.
     2.02 Term Borrowing; Conversions and Continuations of the Loan.
     (a) Each Borrowing and each conversion of the Loan from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of the existing Loan from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which the existing Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in any such Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loan, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to a Base Rate Loan described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date (or, in the case of Borrowing made pursuant to an increase under Section 2.15, the applicable date specified in the Loan Notice for such Borrowing). Upon satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, the Loan may not be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of the Loan from one Type to the other, and all continuations of the Loan as the same Type, there shall not be more than five (5) Interest Periods in effect.
     (f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary the Eurocurrency Rate shall not be available until three (3) Business Days after the Closing Date unless the Company has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.05.

     2.03 Reserved.
     2.04 Reserved.
     2.05 Reserved.
     2.06 Prepayments. The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (ii) on the date of prepayment of Base Rate Loans, and (b) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of the Loan to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loan of the Lenders in accordance with their respective Applicable Percentages.
     2.07 Reserved.
     2.08 Repayment of Term Loan. The Company shall repay to the Lenders the aggregate principal amount of the Loan outstanding as follows (in each case, as shall be reduced as a result of the application of prepayments in accordance with Section 2.06): (a) on each of April 17, 2009 and April 16, 2010, an amount equal to the sum of (i) five percent (5%) of the initial aggregate principal amount of the Loan plus (ii) five percent (5%) of the initial aggregate principal amount of each increase to the Loan made prior to such repayment date pursuant to Section 2.15; and (b) on April 18, 2011 and each anniversary of the Closing Date thereafter, an amount equal to the sum of (i) seven and one-half percent (7.5%) of the initial aggregate principal amount of the Loan plus (ii) seven and one-half percent (7.5%) of the initial aggregate principal amount of each increase to the Loan made prior to such repayment date pursuant to Section 2.15; provided, however, that the final principal repayment installment of the Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Loan outstanding on such date.
     2.09 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of the Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.10 Fees. The Company shall pay to the Arranger and the Administrative Agent, in Dollars, fees in the amounts and at the times specified in the Fee Letter, which fees shall be for the respective accounts of the Administrative Agent, the Arranger and the Lenders as specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that if the Loan is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.12 Evidence of Debt. The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the

Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto.
     2.13 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     (ii) Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Loan and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make the Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.
     2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan and other amounts owing them; provided that:

     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
     2.15 Increase in Term Facility.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time request an increase in the Loan by an amount (for all such requests) not exceeding $75,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) All Loans made pursuant to any such increase shall be denominated in Dollars.
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to commit to a portion of such increase and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Applicable Percentage) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to commit to a portion of such increase.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders’ do not agree to commit to the full amount of a requested increase, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Company may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Credit Facility is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Term Increase Effective Date The Loan may be Base Rate Loan or Eurocurrency Rate Loan, as further provided herein. Any Borrowing of such Loan shall consist of the Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentages of the increase. Amounts borrowed under this Section 2.15(d) and repaid or prepaid may not be reborrowed.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such increase, (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (B) the Company is in pro forma compliance with the financial covenants contained in Section 7.15, and (C) no Default exists. Each additional Loan shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.
     2.16 Extension of Maturity Date.
     (a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than sixty (60) days prior to the second anniversary of the Closing Date (the “Second Anniversary Date”) and not later than fifty (50) days prior to the Second Anniversary Date, request that each Lender extend such Lender’s Maturity Date for one (1) year.
     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than thirty (30) days prior to the Second Anniversary Date and not later than the date (the “Notice Date”) that is twenty (20) days prior to the Second Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date fifteen (15) days prior to the Second Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

     (d) Additional Lenders. The Company shall have the right on or before the Second Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Lender”) in accordance with the procedures provided in Section 10.13, each of which Additional Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the Second Anniversary Date, purchase the Loan of a Non-Extending Lender (and, if any such Additional Lender is already a Lender, its Loan shall be in addition to such Lender’s Loan hereunder on such date).
     (e) Minimum Extension Requirement. If (and only if) the Total Outstandings of the Lenders that have agreed so to extend their Maturity Date and the principal amount of the Loan of the Additional Lenders shall be more than fifty percent (50%) of the Total Outstandings immediately prior to the Notice Date, then, effective as of the Second Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Lender shall be extended to the date falling one (1) year after the Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.
     (f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
     (i) no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;
     (ii) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
     (iii) no Material Adverse Effect shall have occurred on or after the date of the most recently delivered audited financial statements required by Section 6.01.
     (iv) the Administrative Agent shall have received a certificate from the Company signed by a Responsible Officer on behalf of the Company certifying the accuracy of the foregoing clauses (i), (ii) and (iii).
     (g) Maturity Date for Non-Extending Lenders. On the Maturity Date of each Non-Extending Lender, the Company shall repay the Loan (and pay any additional amounts required pursuant to Section 3.05) of any Non-Extending Lender.
     (h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.
     2.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the

Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Company and its affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby; provided that the foregoing shall not be construed as a release of any obligations that are expressly stated to be duties hereunder.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand (accompanied by appropriate documentation) therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section but only to the extent necessary to preserve the after-tax yield the Lender would have received if such Indemnified Taxes or Other Taxes or Taxes imposed thereon had not been imposed) paid by the Administrative Agent or such Lender, as the case may be, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Each Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
     Each Lender (other than a Lender that is a corporation for U.S. federal income tax purposes) that is not a Foreign Lender shall on or before the date such Lender becomes a Lender under this Agreement provide to the Company (with a copy to the Administrative Agent) a duly completed copy of Internal Revenue Service Form W-9.
     If any Foreign Lender sells, assigns, grants a participation in, or otherwise ceases to be the beneficial owner of any portion of its Loan, such Foreign Lender shall deliver to the Administrative Agent a revised duly executed IRS Form W-8BEN or IRS Form W-8ECI (or successor or replacement forms) reflecting the portion of the Loan the Foreign Lender has retained and a duly executed W-8IMY (or successor or replacement form), including required attachments, reflecting the portion of its Loan sold. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction, and such Person may not collect any such payments from the Company. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable out-of-pocket fees and disbursements of any law firm or other external counsel, the allocated costs of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this paragraph shall survive the termination of this Agreement, repayment of the Loan and the resignation or replacement of the Administrative Agent.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Company pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Company make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Company shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Company, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Indemnified Taxes or Other

Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay on demand to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety

(90) day period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;
     (c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
     including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

     3.07 Survival. All of the Company’s obligations under this Article III shall survive repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO EXTENSION OF LOAN
     4.01 Conditions of Extension of Loan. The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals):
     (i) counterparts of this Agreement executed by the Company, each Lender and the Administrative Agent; and
     (ii) a Note executed by the Company in favor of each Lender requesting a Note;
     (iii) copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company;
     (iv) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;
     (v) the certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and
     (vi) a good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and the state of its principal place of business as of a recent date; and
     (vii) an opinion of Latham & Watkins LLP, special counsel to the Company and addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, which such opinion shall expressly permit reliance by successors and assigns of the Administrative Agent and each Lender;
     (viii) an amendment to the Revolving Credit Agreement executed by the Company and the “Required Lenders” under, and as defined in, the Revolving Credit Agreement, which shall, amongst other amendments, permit the negative pledge set forth in this Agreement; and
     (ix) a certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, stating:

     (A) that the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;
     (B) that no Default or Event of Default exists or would result from the funding of the Credit Facility;
     (C) that there has occurred since December 31, 2007, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
     (D) the current Debt Ratings;
     (b) Payment of Fees. The Administrative Agent shall have received evidence of payment by the Company of all accrued fees and expenses of the Arranger, the Administrative Agent and the Lenders (including the fees and expenses of counsel for the Administrative Agent), to the extent then due and payable on the Closing Date; and
     (c) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.
     Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Loan Notice requesting a Borrowing is subject to the following conditions precedent:
     (a) The representations and warranties of the Company contained in Article V shall be true and correct on and as of the date such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b).
     (b) No Default or Event of Default shall exist or shall result from such Credit Extension.
     Each Loan Notice requesting a Borrowing submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants to the Administrative Agent and each Lender that:
     5.01 Corporate Existence and Power. The Company and each of its Subsidiaries:
(a)	is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b)	has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c)	is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)	is in compliance with all Requirements of Law;
     except, in each case referred to in subsection (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:
(a)	contravene the terms of any of the Company’s Organization Documents;

(b)	conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

(c)	violate any Requirement of Law applicable to the Company.
     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of this Agreement or any other Loan Document other than those which have already been obtained or made.
     5.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     5.05 Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective properties which:
     (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
     (b) may reasonably be expected to have a Material Adverse Effect.
     No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.
     5.07 ERISA Compliance. Except as specifically disclosed in Schedule 5.07:
     (a) Each Plan sponsored or maintained by the Company or an ERISA Affiliate is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state law except where the failure to so comply, together with all other such failures to comply, could not reasonably be expected to result in liability to the Company in an aggregate amount in excess of $25,000,000. Each Plan sponsored or maintained by the Company or an ERISA Affiliate which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code sponsored or maintained by the Company or an ERISA Affiliate, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan sponsored or maintained by the Company or an ERISA Affiliate, except where the failure to make such required contribution, together with all such other failures to make required contributions, could not reasonably be expected to result in liability of the Company in an aggregate amount in excess of $25,000,000.
     (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan sponsored or maintained by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in a liability of the Company in an aggregate amount in excess of $25,000,000. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, other than a Multiemployer Plan or, to the knowledge of the Company and each ERISA Affiliate, with respect to any Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event or Events have occurred which could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $25,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans does not exceed $25,000,000; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, liability under Title IV of ERISA with respect to all Pension Plans (other than premiums due and not delinquent under Section 4007 of ERISA) in an aggregate amount in excess of $25,000,000; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to all Plans in an aggregate amount in excess of $25,000,000; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and which could reasonably be expected to result in liability of the Company in an amount in excess of $25,000,000.
     5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loan are to be used solely for the purposes set forth in and permitted by Section 6.12. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.
     5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.11 Financial Condition.
     (a) The (i) audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date, and (ii) unaudited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date:

     (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments and the absence of footnotes;
     (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
     (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.
     (b) Since December 31, 2007, there has been no Material Adverse Effect.
     5.12 Environmental Matters. Except as specifically disclosed in Schedule 5.12, the Company is not in violation of any Environmental Laws and there are no pending Environmental Claims against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
     5.14 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.14 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.14. Unless otherwise indicated on Schedule 5.14, as of the Closing Date, all of the issued and outstanding shares of capital stock of each of the Subsidiaries listed on Schedule 5.14 are owned directly or indirectly through Wholly-Owned Subsidiaries by the Company and all of such shares have been duly and validly authorized and issued and are fully paid and non-assessable and no party has a right to acquire any such capital stock and there are no outstanding subscription options, warrants, commitments, convertible securities, preemptive rights or other rights exercisable or exchangeable for or convertible into such capital stock.
     5.15 Insurance. Except as specifically disclosed in Schedule 5.15, the properties of the Company and its Subsidiaries are insured as required by Section 6.06.
     5.16 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.
     5.17 OFAC. None of the Company, any Subsidiary of the Company or any Affiliate of the Company: (a) is a Sanctioned Person, (b) has more than fifteen percent (15%) of its assets in Sanctioned Countries, or (c) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.
     5.18 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date) taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. All projections and pro forma financial information contained in any materials furnished by or on behalf of the Company or any of its Subsidiaries to any Lender are based on good faith estimates and assumptions by the management of the Company or the applicable Subsidiary, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from the projected results and that the differences may be material.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Loan or other Obligation shall remain unpaid, unless the Required Lenders waive compliance in writing:
     6.01 Financial Statements. The Company shall deliver to the Administrative Agent, and upon receipt thereof the Administrative Agent shall furnish to each Lender:
(a)	as soon as available, but not later than ninety (90) days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2008, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which opinion shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a consistent basis. Such opinion shall not be qualified or limited, in either case, because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records and shall be delivered to the Administrative Agent pursuant to a reliance letter between the Administrative Agent and Lenders and such Independent Auditor in form and substance satisfactory to the Administrative Agent;

(b)	as soon as available, but not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter ended March 31, 2008, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and the year to date period then ended, shareholders’ equity and cash flows for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

(c)	promptly when available and in any event within forty-five (45) days after the close of each fiscal year commencing with the fiscal year ending December 31, 2008, a business and financial plan, including projections of consolidated cash flows and statements of income, for the Company and its Subsidiaries for the then current fiscal year, setting forth such consolidated projections on a quarter-by-quarter basis and including a projected year-end consolidated balance sheet; and

(d)	promptly upon receipt thereof, copies of all statements as to the material weaknesses of accounting controls submitted to the Company by independent public accountants in connection with each annual or interim audit made by such accountants of the financial statements of the Company or any of its Subsidiaries.
     To the extent included therein, the information required to be delivered pursuant to this Section 6.01 may be delivered by delivery of the financial statements and reports required to be delivered pursuant to Section 6.02(c).
     6.02 Certificates; Other Information. The Company shall furnish to the Administrative Agent, and upon receipt thereof the Administrative Agent shall furnish to each Lender:
(a)	concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)	concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(c)	promptly, copies (which may be in electronic format) of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q and 8-K but not including Forms 3, 4 or 5) that the Company or any Subsidiary may make to, or file with, the SEC; and

(d)	promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

     6.03 Notices. The Company shall promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default or Event of Default, upon a Responsible Officer becoming aware thereof;
     (b) of any matter that has resulted or may (in the reasonable judgment of the Company), reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than thirty (30) days after such event), and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
     (i) an ERISA Event or Events which could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $25,000,000; or
     (ii) the Unfunded Pension Liability among all Pension Plans is reasonably expected to exceed $25,000,000.
     (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries; and
     (e) of any announcement by Moody’s, S&P or Fitch of any change in a Debt Rating.
     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time (although the failure to take any such action shall not constitute a Default or Event of Default under this Agreement). Each notice under Section 6.03(a) shall describe each Default or Event of Default which has occurred or which is expected to occur.
     6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary to:
     (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation, except as otherwise permitted by this Agreement;
     (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02 and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;
     (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization; and
     (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.05 Maintenance of Property. The Company shall maintain, and shall cause each Material Subsidiary to maintain, and preserve all its property which is used in its business in good working order and condition, ordinary wear and tear excepted except where the failure to so maintain or preserve could not reasonably be expected to have a Material Adverse Effect and except as permitted by Section 7.02.
     6.06 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Subsidiaries may self-insure against such risks and in such amounts as is usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.
     6.07 Payment of Tax Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.
     6.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     6.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code except, in the case of (a), (b) and (c) above where such failure to maintain or contribute could not reasonably be expected to result in liability of the Company in excess of $25,000,000 in the aggregate.
     6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or representatives of any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and, in the presence of the Company if the Company shall so request, the Independent Auditor, all such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company.
     6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     6.12 Use of Proceeds. The Company shall use the proceeds of the Loan (i) to refinance existing debt of the Company and its Subsidiaries and (ii) for working capital and other general corporate purposes (including Acquisitions) not in contravention of any Requirement of Law (including Regulations T, U and X of the FRB) or of any Loan Document.
ARTICLE VII
NEGATIVE AND FINANCIAL COVENANTS
     So long as any Loan or other Obligation shall remain unpaid, unless the Required Lenders waive compliance in writing:
     7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
     (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;
     (b) any Lien created under any Loan Document;
     (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07; provided that no notice of lien has been filed or recorded under the Code;
     (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

     (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (f) Liens on the property of the Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (g) Liens consisting of judgment or judicial attachment liens with respect to judgments which do not constitute an Event of Default and in the aggregate do not exceed $25,000,000;
     (h) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;
     (i) Liens on assets of Persons which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof and such liens do not extend to any other property of the Company (except proceeds of such property, and in the case of Liens on real estate or equipment, items which become fixtures on such real estate or are accessions to such equipment pursuant to the terms of the original agreement governing such Lien);
     (j) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and the proceeds thereof, (iii) the principal amount of the debt secured thereby does not exceed one hundred percent (100%) of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests, together with Indebtedness permitted under Section 7.05(d) and Attributable Indebtedness in respect of Sale and Leaseback Transactions outstanding and permitted by Section 7.13(a), shall not at any time exceed $40,000,000;
     (k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

     (l) Liens consisting of pledges of cash collateral or government securities, to secure on a mark-to-market basis Permitted Swap Obligations (including customary netting arrangements therein) only; provided that (i) the counterparty to any Swap Contract relating to such Permitted Swap Obligations is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counterparty does not at any time exceed $10,000,000;
     (m) Liens securing reimbursement obligations for letters of credit which encumber only goods and rights related thereto, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;
     (n) any extension, renewal or substitution of or for any of the foregoing Liens; provided that (i) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the Lien securing such Indebtedness or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability; and
     (o) other Liens securing obligations which, together with the amount of Attributable Indebtedness in respect of Sale and Leaseback Transactions outstanding and permitted by Section 7.13(b), do not exceed $10,000,000 in the aggregate at any one time outstanding.
     7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (collectively, a “Disposition”) (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
     (a) Dispositions of inventory, or used, worn-out, obsolete or surplus equipment or intellectual property, all in the ordinary course of business;
     (b) Dispositions of equipment and other fixed assets to the extent that such equipment or other fixed assets is exchanged for credit against the purchase price of similar replacement equipment or other fixed assets, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment or other fixed assets;
     (c) Dispositions of Accounts Receivable pursuant to a Permitted Receivables Purchase Facility;
     (d) Disposition of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (e) Dispositions of assets between and among the Company and its Wholly-Owned Subsidiaries that are Domestic Subsidiaries, and Dispositions of assets between and among Wholly-Owned Subsidiaries of the Company that are Foreign Subsidiaries;

     (f) sales of Accounts Receivable by Foreign Subsidiaries which do not provide directly or indirectly for recourse for credit losses against the seller of such Accounts Receivable or against any of such seller’s Affiliates and which are done on customary market terms or on other terms satisfactory to the Administrative Agent; and
     (g) Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash (provided, that the Company may accept promissory notes in an aggregate principal amount outstanding at any time not to exceed $10,000,000), and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries pursuant to this subsection (g), together, shall not exceed in any fiscal year, ten percent (10%) of Consolidated Total Assets as of the end of the most recent fiscal year (but excluding, for purposes of calculation of such ten percent (10%) amount, the assets of any operating business sold as a whole in compliance with the proviso at the end of this subsection), provided further that the sale by the Company or any Subsidiary of one or more operating business in one year which, in the aggregate, accounts for more than ten percent (10%) of EBITDA of the Company as of the most recently ended fiscal year shall require the consent of the Required Lenders and the Company, on a pro forma basis calculated as of the last day of the most recently completed fiscal quarter, shall be in compliance with the Leverage Ratio as of the date of such Disposition.
     7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge or consolidate with or into any Person, except:
     (a) any Subsidiary may merge with the Company; provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries; provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and
     (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary or as otherwise permitted by Section 7.02.
     Any Disposition of assets which would be permitted by Section 7.02 or any Investment permitted by Section 7.04 may also be done via merger or consolidation and such merger or consolidation (which results solely in a Disposition otherwise permitted by Section 7.02 or Investment otherwise permitted by Section 7.04, as the case may be) shall be permitted pursuant to this Section 7.03.
     7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make (unless contingent upon a waiver or amendment of the terms hereof) any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, “Investments”), except for:

     (a) Investments held by the Company or Subsidiary in the form of cash or cash equivalents;
     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
     (c) extensions of credit by the Company or its Subsidiaries to their employees in the ordinary course of business for travel, relocation and related expenses;
     (d) existing Investments in Subsidiaries and the other Investments identified on Schedule 7.04 (in each case, as such Investments may be adjusted due to appreciation, repayment of principal, payment of interest, return of capital and similar circumstances);
     (e) additional Investments in any Subsidiary (other than an Investment constituting an Acquisition which shall be governed by subsection (f) below);
     (f) Investments constituting a Permitted Acquisition;
     (g) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;
     (h) Investments held by any Subsidiary of the Company in any of its customers or suppliers which are received as distributions in bankruptcy proceedings or as negotiated settlements for obligations incurred to it by such customer for the purchase of goods manufactured or services provided by it;
     (i) Investments by way of stock or similar ownership interests of fifty percent (50%) or less in any Person in an aggregate amount not to exceed $50,000,000 at any one time outstanding;
     (j) Investments by way of promissory notes received in connection with a Disposition permitted by Section 7.02(g);
     (k) Investments in a Receivables Subsidiary prior to the occurrence and continuation of an Event of Default which in the judgment of the Company are reasonably necessary in connection with any Permitted Receivables Purchase Facility; and
     (l) additional investments of a nature not contemplated by the foregoing subsections (a) through (k) not to exceed $50,000,000 in the aggregate at any time outstanding, provided, however, that this clause shall not be construed to permit additional investments in ownership interests of fifty percent (50%) or less in any Person which would not be permitted by subsection (i) above.
     7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
     (a) Indebtedness incurred pursuant to this Agreement;

     (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.07;
     (c) Indebtedness existing on the Closing Date and set forth in Schedule 7.05, and any Refinancing Indebtedness with respect thereto;
     (d) Indebtedness secured by Liens permitted by Section 7.01(j) in an aggregate amount outstanding at any time not to exceed $40,000,000;
     (e) intercompany Indebtedness to the extent permitted by Section 7.04; provided, however, that in the event of any subsequent issuance or transfer of any capital stock which results in the holder of such Indebtedness ceasing to be a Subsidiary of the Company or any subsequent transfer of such Indebtedness (other than to the Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 7.05; provided, further, however, that in the case of Intercompany Indebtedness consisting of a loan or advance to the Company, each such loan or advance shall be subordinated to the indefeasible payment in full of all of the Company’s obligations pursuant to this Agreement and the other Loan Documents;
     (f) Subordinated Debt of the Company;
     (g) Indebtedness of any Subsidiary and unsecured guarantees thereof by the Company; provided that the aggregate amount of such Indebtedness under this subsection (g), together with Indebtedness consisting of Contingent Obligations of any Subsidiary which are outstanding and permitted solely by Section 7.07(h), does not exceed at any time outstanding, fifteen percent (15%) of Consolidated Total Assets;
     (h) unsecured Indebtedness of the Company, as long as the Company would remain in compliance with Section 7.15 after giving pro forma effect to the incurrence of such Indebtedness; and
     (i) Receivables Facility Attributed Indebtedness.
     7.06 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist:
     (a) any arrangement or contract with any of its other Affiliates of a nature customarily entered into by Persons which are Affiliates of each other for tax or financial reporting purposes (including, without limitation, management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) unless such arrangement or contract is fair and equitable to the Company or such Subsidiary; or
     (b) any other transaction, arrangement or contract with any of its other Affiliates which would not be entered into by a prudent Person in the position of the Company or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates;

provided, however, that nothing in this Section shall be construed to restrict the Company from paying reasonable and customary regular fees to directors of the Company who are not employees of the Company.
     7.07 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:
     (a) endorsements for collection or deposit in the ordinary course of business;
     (b) Permitted Swap Obligations;
     (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.07;
     (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;
     (e) Guaranty Obligations of the Company with respect to any Indebtedness permitted pursuant to this Agreement;
     (f) Guaranty Obligations of the Company and its Subsidiaries consisting of payment obligations incurred in connection with a Permitted Acquisition;
     (g) Guaranty Obligations of the Company consisting of a guarantee by the Company of obligations of a Subsidiary or by a Subsidiary of obligations of its Subsidiary under any lease or other agreement otherwise permitted hereunder (including customary performance guarantees under a Permitted Receivables Purchase Facility) or entered into in the ordinary course of business and, in each case, not constituting Indebtedness; and
     (h) in addition to other Contingent Obligations permitted hereunder, Contingent Obligations which do not exceed $10,000,000 in the aggregate at any one time outstanding; provided that to the extent such Contingent Obligations constitute Indebtedness of a Subsidiary, such Contingent Obligations, together with Indebtedness of all Subsidiaries of the Company outstanding and permitted solely under Section 7.05(g), shall not exceed fifteen percent (15%) of Consolidated Net Worth.
     7.08 Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, (ii) prepay or repay any principal of or make any payment of interest on, or redeem, or set aside any funds for the payment, prepayment or redemption of, or purchase or otherwise acquire any interest in, any Subordinated Debt or (iii) make any deposit for any of the foregoing purposes (each of (i), (ii) or (iii), a “Restricted Payment”) if a Default or Event of Default exists or would exist after giving effect thereto.

     7.09 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $25,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and which could reasonably be expected to result in liability of the Company in excess of $25,000,000.
     7.10 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.
     7.11 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company.
     7.12 Modifications, etc. of Subordinated Debt and Related Documents. The Company will not consent to any amendment of any subordination or sinking fund provisions or terms of required repayment or redemption contained in or applicable to any Subordinated Debt or any guaranty thereof (except any extension in time of any such sinking fund provision or term of required prepayment or redemption).
     7.13 Sale-Leasebacks. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Closing Date, except for (a) Sale and Leaseback Transactions entered into within ninety (90) days after acquiring the applicable property where the Attributable Indebtedness with respect to such Sale and Leaseback Transaction and all other outstanding Sale and Leaseback Transactions permitted pursuant to this subsection (a) does not, together with Indebtedness permitted under Section 7.05(d), exceed $40,000,000, and (b) other Sale and Leaseback Transactions where the Attributable Indebtedness, together with Indebtedness secured by Liens permitted by Section 7.01(o), does not exceed $10,000,000.
     7.14 No Negative Pledges; Subsidiary Payments. The Company will not, and will not permit any of its Subsidiaries (other than Foreign Subsidiaries in connection with the financings permitted by Section 7.05(g)) to enter into or suffer to exist any agreement (excepting this Agreement and any instrument or any other Loan Document executed pursuant hereto, the Revolving Credit Agreement and any instrument or other loan document executed pursuant thereto, and any agreement governing Indebtedness permitted to be incurred under Section 7.05(i)) (a) prohibiting the creation or assumption of any security interest upon its properties or assets, whether now owned or hereafter acquired or (b) which would restrict the ability of any Subsidiary to pay or make dividends or distributions, in cash or kind, or to make loans, advances or other payments of whatsoever nature, or to make transfers or dispositions of all or part of its assets, in each case to the Company; provided, however, in the case of a consensual Lien on assets or property that is permitted pursuant to Section 7.01, the Lien holder may, solely with respect of the assets or property to which such Lien attaches, contract for and receive a negative pledge with respect thereto and the proceeds and products thereof.

     7.15 Financial Covenants. The Company shall not:
     (a) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00.
     (b) Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.25.
ARTICLE VIII
EVENTS OF DEFAULT
     8.01 Event of Default. Any of the following shall constitute an “Event of Default”:
     (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within five (5) days after the same becomes due, any other interest, fee or any other amount payable hereunder or under any other Loan Document; or
     (b) Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or
     (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 7.01, 7.04, 7.05 or 7.07 and such failure continues unremedied for ten (10) Business Days or (ii) contained in any of Section 6.03(a) or 6.12 or in any other provision of Article VII; or
     (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of twenty (20) days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or
     (e) Cross-Default.
     (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;
     (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) or similar event resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $25,000,000 in the aggregate; or
     (iii) there occurs an “Event of Default” under the Revolving Credit Agreement (as defined therein); or
     (f) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
     (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or
     (h) ERISA. (i) An ERISA Event or Events shall occur with respect to one or more Pension Plans or Multiemployer Plans which has resulted in liability of the Company under Title IV of ERISA to such plans or the PBGC in an aggregate amount in excess of $25,000,000; or (ii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

     (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or
     (j) Change of Control. There occurs any Change of Control; or
     (k) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or
     (l) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect which impairs the Administrative Agent’s rights and remedies hereunder or releases the Company from any of its material obligations hereunder; or the Company or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Company denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the unpaid principal amount of the outstanding Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and
     (b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of the outstanding Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
ARTICLE IX
THE AGENT
     9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The

Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Manager, the Arranger, Syndication Agent (if any), or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Lenders and the Company and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01 without the written consent of each Lender;
     (b) extend or increase the Loan of any Lender (or reinstate any obligation terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to subsection (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;
     (e) change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loan is being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Loan of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Company or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received by any Lender upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Each of the Company and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.
     (b) Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold harmless the Administrative Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including all reasonable out-of-pocket fees and disbursements of any law firm or other external counsel, the allocated costs of internal legal services and all disbursements of internal counsel) of any kind or nature whatsoever, (including, without limitation, any civil penalty or fine assessed by OFAC), which may at any time (including at any time following repayment of the Loan and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive the repayment of the Loan and payment of all other Obligations.
     (c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
     (d) Unintended Recipients. Subject to Section 10.07, no Indemnified Person referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnified Person.
     (e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned; and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of the Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (it being understood that the Granting Lender shall remain liable for such amounts), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to the Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of the Loan to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
     10.07 Treatment of Certain Information; Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company; provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Eligible Assignee, actual or potential; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; (I) to its Affiliates, provided such Affiliate agrees to use such information solely in connection with this Agreement and agrees in writing to keep such information confidential; and (J) to any actual or proposed counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations (with the consent of the Company, such consent not to be unreasonably withheld or delayed, if such counterparty is not a commercial bank); provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of making of any Loan provided for herein, and shall continue in full force and effect as long as the any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or has been a Defaulting Lender more than twice in the last six (6) months or exercises its rights under Section 3.02 or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a Lender exercising its rights under Section 3.02, a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.
     10.17 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IDEX CORPORATION

By:

Title:

[Term Loan Credit Aggrement – IDEX]

BANK OF AMERICA, N.A., as Administrative Agent

By:

Title:

[Term Loan Credit Aggrement – IDEX]

BANK OF AMERICA, N.A., as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

WELLS FARGO BANK, N.A., as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

JPMORGAN CHASE BANK, N.A., as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

BARCLAYS BANK PLC, as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

BNP PARIBAS, as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]

THE NORTHERN TRUST COMPANY, as a Lender

By:

Title:

[Term Loan Credit Aggrement – IDEX]